                                                                      Exhibit 12

                           DOMINION RESOURCES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (millions, except ratios)


                                                                                                                Three Months
                                                               Twelve Months Ended December 31,                Ended March 31,
                                                          1995       1996       1997*     1998       1999**         2000
                                                       ---------  ---------  ---------  ---------  ---------        ----
Net Income                                             $   425    $   472    $   399    $   536    $   296     $    141
Distributed income from unconsolidated investees,
  less equity in earnings thereof                                                                                   ($3)
Add: Income Taxes                                      $   187    $   219    $   233    $   306    $   259     $     74
                                                       ----------------------------------------------------------------
Total                                                  $   612    $   691    $   632    $   842    $   555     $    212
                                                       ----------------------------------------------------------------
Fixed Charges:
  Interest Charges                                     $   390    $   400    $   641    $   614    $   538     $    208
Estimated Interest Factor of Rents Charged to
   Operating Expenses, Clearing & Other Accounts       $     6    $     6    $     8    $     6    $     8     $      5
                                                       ----------------------------------------------------------------
Total Fixed Charges                                    $   396    $   405    $   649    $   620    $   546     $    213
                                                       ----------------------------------------------------------------
                                                       ----------------------------------------------------------------
Earnings as Defined                                    $ 1,008    $ 1,097    $ 1,281    $ 1,462    $ 1,101     $    425
                                                       ================================================================
Ratio of Earnings to Fixed Charges                        2.55       2.71       1.97       2.36       2.02         2.00
                                                       ================================================================

* Net income for the twelve months ended December 31, 1997 includes the one-time charge of $156.6 million for the windfall profits tax levied by the U.K. government. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1997 of 2.22x.

** Net income for the twelve months ended December 31, 1999 includes the one-time charge of $254.8 million for the write-off of regulatory assets. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1999 of 2.48x.